Telestone's WFDS(TM) Technology Wins First U.S. Local Access Network Contract for a Houston-Based Hospital

Press Release Source: Telestone Technologies Corporation On Monday August 9, 2010, 11:07 am

BEIJING, Aug. 9 /PRNewswire-Asia/ -- Telestone Technologies Corporation ("Telestone" or the "Company") (Nasdaq:TSTC - News), a leading developer and provider of telecommunications local access networks solutions in China, today announced that its Wireless Fiber Optic Distribution System (WFDS(TM)) has been selected as the local access network technology application for installation at a Houston hospital. The project will be installed by a U.S. firm, Quell Corporation, who won the contract after successfully demonstrating Telestone's WFDS(TM) functionality to the hospital and other major U.S. telecommunication companies.

Quell Corporation is a telecommunication engineering firm based in Houston that specializes in cellular network coverage systems for hospitals, governmental buildings and school systems. In September of 2008, Telestone Technologies selected Quell Corporation as an exclusive distributor for WFDS(TM) technologies to the customer base in the Houston area. The firm focuses on challenging installation sites where cellular connections are weak or overloaded in the outdoor environment and thus have reduced signal strength in indoor settings.

"We are very familiar with coverage issues affecting a number of major U.S. telecom companies in the 3G/4G era and know how to incorporate all these signals onto a WFDS(TM) system," began David Ballard, owner of Quell Corporation. "Particularly in hospitals where cellular signals are interrupted by superstructures and reinforced walls near radiation rooms and sensitive medical equipment, relying on outdoor repeaters and boosters to improve signal strength was not a viable option and an indoor solution was the best option for the location. After extensive review and testing by ourselves, in addition to visits to Telestone in China, we have been very impressed with the functionality of WFDS(TM). U.S. telecommunication companies also found value in WFDS(TM) and we are pleased to report that as a result of using a WFDS(TM) system, telecom companies have witnessed some of the highest signal strength recorded in a public building environment. We feel that WFDS(TM) has a unique advantage in installations and we are actively pursuing other project opportunities for WFDS(TM)."

The project is valued at $2.0 million and is scheduled for completion during the second half of 2010. Quell Corporation will purchase WFDS(TM) components from Telestone and work with local installation companies to install the system, according to their engineering plans. Based on the success of its initial contract and cooperation with Quell Corporation, Telestone has opened a U.S.-based subsidiary to further collaborate with Quell Corporation and other potential U.S. partners on future installation sites in the United States.

"We are pleased to secure our first project in the U.S. market, which we believe underscores the value of WFDS(TM) for users in several key vertical markets," stated Telestone Chairman and CEO, Han Daqing. "The U.S. market is part of our growth strategy and we pushed forward with the certification of our WFDS(TM) system by the FCC in September of 2009 for this reason. We intend to leverage the competitive advantages of WFDS(TM) technology to capture additional market share in challenging sites like hospitals while simultaneously expand our sales and marketing efforts to other installation sites in the U.S. market."

About Quell Corporation

Quell Corporation, Inc. is an engineering company providing access network solutions for indoor and outdoor applications and more specifically, WFDS(TM) systems in the U.S. market. The principals and operators of Quell Corporation have worked in the U.S. cellular market for 24 years, designing and engineering local access network systems tailored for indoor and outdoor environments. Quell Corporation is owned and operated by its principals and is headquartered in Houston, Texas.

About Telestone Technologies Corporation

Telestone is a leading innovator in local access network technologies and solutions. Telestone is a global company with 30 sales offices throughout China and a network of international branch offices and sales agents. For more than 10 years, Telestone has been installing radio-frequency based 1G and 2G systems throughout China for China's leading telecommunications companies. After intensive research on the demands of carriers in the 3G age, Telestone developed and commercialized its third generation technology for the local access network, WFDS(TM) (Wireless Fiber-Optics Distribution System), which provides a scalable, multi-access local access network solution for China's three cellular protocols. Telestone offers services that include project design, project manufacturing, installation, maintenance and after-sales support. Telestone Technologies has approximately 1,200 employees.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of Telestone Technologies Corporation and its subsidiary companies. Forward looking statements can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Telestone Technologies is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

For further information, contact:

    Company:
     Feng Dan, Assistant Secretary of the Board
     Tel:   +86-10-8367-0088 x1232
     Email: fengdan@telestone.com

    Investor Relations:
     John Mattio
     HC International Inc.
     Tel:   +1-203-616-5144
     Email: john.mattio@hcinternational.net

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